Exhibit 4.14

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (the “Fourth Supplemental Indenture”), dated as of June 24, 2014, between Petróleos Mexicanos (the “Issuer”), having its principal office at Avenida Marina Nacional No. 329, Colonia Petróleos Mexicanos, Mexico D.F., 11311, Mexico, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee previously have entered into an Indenture, dated as of January 27, 2009 (the “Original Indenture” and, as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of June 2, 2009, among the Issuer, the Trustee and Deutsche Bank AG, London Branch, by the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of October 13, 2009, among the Issuer, Credit Suisse AG and BNP Paribas (Suisse) S.A., by the Third Supplemental Indenture (the “Third Supplemental Indenture”), dated as of April 10, 2012, among the Issuer, the Trustee and Credit Suisse AG, and by this Fourth Supplemental Indenture and by any further supplements thereto, the “Indenture”), providing for the issuance from time to time of unsecured bonds, debentures, notes and other evidences of indebtedness (the “Securities”) of the Issuer to be issued in one or more series as provided in the Indenture;

WHEREAS, pursuant to Section 9.02 of the Original Indenture, the Issuer and the Trustee may amend or supplement certain provisions, including Section 5.01(k), of the Indenture and the Securities with the consent of Holders of not less than a majority in aggregate principal amount of the then Outstanding Securities;

WHEREAS, the Issuer desires to amend certain provisions of the Indenture;

WHEREAS, pursuant to a Consent Solicitation Statement dated June 3, 2014 (the “Consent Solicitation Statement”), the Issuer solicited the consents (“Consents”) of the Holders of each of the series of Securities listed in Exhibit A to this Fourth Supplemental Indenture (the “Solicited Series”) to a proposed amendment to the Indenture (the “Amendment”) in exchange for a payment to each Holder whose validly delivered Consent is accepted (the “Consent Fee”) and the Holders of at least a majority in aggregate principal amount of one or more of the Solicited Series (with respect to any Solicited Series, the “Required Consents”) duly consented to the Amendment pursuant to Section 9.02 of the Original Indenture at or prior to 5:00 p.m. (New York City time) on June 17, 2014 (or as extended by the Issuer with respect to such Solicited Series, the “Expiration Time”);

WHEREAS, the Issuer has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a Board Resolution authorizing the execution of this Fourth Supplemental Indenture, (ii) evidence of the written consent of the Holders of not less than a majority in aggregate principal amount Outstanding of each Solicited Series and (iii) the Opinion of Counsel described in Section 9.03 of the Original Indenture;

WHEREAS, the Issuer has duly authorized the execution and delivery of this Fourth Supplemental Indenture for the foregoing purposes;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Fourth Supplemental Indenture and to make this Fourth Supplemental Indenture valid and binding have been complied with or have been done or performed; and

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Fourth Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Issuer and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01. Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. As used in this Fourth Supplemental Indenture, “Consent Solicitation Completion Date” shall mean, with respect to any Solicited Series, such time as each of the following events shall have occurred with respect to such Solicited Series in accordance with the terms and conditions of the Consent Solicitation Statement: (i) the Required Consents for such Solicited Series shall have been accepted at or prior to the applicable Expiration Time for such series; and (ii) each Holder of such Solicited Series whose validly delivered Consent has been accepted shall have received payment of the applicable Consent Fee. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this Fourth Supplemental Indenture.

ARTICLE TWO

AMENDMENT TO INDENTURE

Section 2.01. With respect to any Solicited Series, upon the occurrence of a Consent Solicitation Completion Date with respect to such Solicited Series, the text of Section 5.01(k) shall be amended and restated in its entirety as follows:

Control: the Issuer shall cease to be a public-sector entity of the Government or the Government shall otherwise cease to control the Issuer or any Guarantor; or the Issuer or any of the Guarantors shall be dissolved, disestablished or shall suspend its respective operations, and such dissolution, disestablishment or suspension of operations is material in relation to the business of the Issuer and the Guarantors taken as a whole; or the Issuer, the Guarantors and entities that they control shall cease to be, in the aggregate, the primary public-sector entities which conduct on behalf of Mexico the activities of exploration, extraction, refining, transportation, storage, distribution and first-hand sale of crude oil and exploration, extraction, production and first-hand sale of gas; for purposes of this provision, the term “primary” shall refer to the production of at least 75% of the barrels of oil equivalent of crude oil and gas produced by public-sector entities in Mexico;

ARTICLE THREE

MISCELLANEOUS

Section 3.01. Effect of Supplemental Indenture. This Fourth Supplemental Indenture supplements the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, and shall be a part, and subject to all the terms, thereof with respect to the Solicited Series. The Original Indenture, as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and this Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument. All provisions included in this Fourth Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Fourth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this Fourth Supplemental Indenture.

Section 3.02. Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except that all matters relating to the authorization and execution of this Fourth Supplemental Indenture and the Securities by the Issuer will be governed by the laws of Mexico.

Section 3.03. Notices. All notices and communications hereunder shall be given in the manner set forth in Section 1.05 of the Indenture.

Section 3.04. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Fourth Supplemental Indenture.

Section 3.05. Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.06. Liability of Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PETRÓLEOS MEXICANOS

By:	/s/ CARLOS CARAVEO SÁNCHEZ
Name:	Carlos Caraveo Sánchez
Title:	Associate Managing Director of Finance of Petróleos Mexicanos

DEUTSCHE BANK TRUST COMPANY AMERICAS
By: Deutsche Bank National Trust Company

By:	/s/ IRINA GOLOVASHCHUK
Name:	Irina Golovashchuk
Title:	Vice President

By:	/s/ DEBRA A. SCHWALB
Name:	Debra A. Schwalb
Title:	Vice President

EXHIBIT A

SOLICITED SERIES
3.500% Notes due 2014
4.875% Notes due 2015
5.500% Notes due 2017
5.779% Notes due 2017
6.125% Notes due 2017
Floating Rate Notes due 2018
3.500% Notes due 2018
2.500% Notes due 2019
3.125% Notes due 2019
8.000% Notes due 2019
3.125% Notes due 2020
6.000% Notes due 2020
5.500% Notes due 2021
4.875% Notes due 2022
8.250% Notes due 2022
3.500% Notes due 2023
4.875% Notes due 2024
3.750% Notes due 2026
6.500% Bonds due 2041
5.500% Bonds due 2044
6.375% Bonds due 2045
6.625% Perpetual Bonds